UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2013

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-148922	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

675 Almanor Ave Sunnyvale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 27, 2013, Amarantus BioScience Holdings, Inc. (the “Company”) entered into an Option Agreement (the “Agreement”) with the University of Miami (the “University”), pursuant to which the Company was granted an option to obtain a worldwide, royalty-bearing, exclusive license (with a right to sublicense) (the “License”) to utilize certain Patent Rights (as defined in the Agreement) of Miami.

Pursuant to the terms of the Agreement, the Company may exercise its option to obtain the License during the period beginning at the effective date of the Agreement and ending 12 months following such date, however, the Company, in its sole discretion, may extend such period for an additional 3 months. If the Company does choose to exercise its option to obtain the License, the Company and University shall have a period of three months to negotiate a license agreement for the License (the “License Agreement”).

As compensation for receiving an the exclusive option to obtain the License, the Company shall pay to the University a non-refundable option fee of $5,000, and if the Company chooses to extend the period during which it can exercise its option to obtain the License an additional three months, the Company shall pay to the University an additional non-refundable fee of $5,000. In addition, within sixty days of the effective date of the Agreement, the Company and the University shall have entered into negotiations for a sponsored research agreement between the two parties for an amount no less than $64,500 per annum for a total of two years.

The Agreement sets forth certain provisions which will be included in any License Agreement that the Company and the University may negotiate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: December 4, 2013	By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: Chief Executive Officer